Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP Announces Expiration and Final Results of Its

Tender Offers for Its Outstanding 6.000% Senior Notes due 2020 and 6.125%

Senior Notes due 2022

HOUSTON — March 14, 2017 — Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that its previously announced cash tender offers expired at 5:00 p.m. New York City time on March 13, 2017. At the expiration time, valid tenders had been received in the amounts set forth in the table below.

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered(2)	Percentage of Outstanding Amount Tendered(2)
Crestwood Midstream Partners LP	6.000% Senior Notes due 2020	226373AJ7	$338,758,000	$324,947,000	95.92%
Crestwood Midstream Partners LP	6.125% Senior Notes due 2022	226373AH1	$436,436,000	$419,390,000	96.09%

(1) Crestwood Midstream Finance Corp., a wholly owned subsidiary of Crestwood Midstream Partners LP, is a co-issuer of each series of these securities.

(2) Excludes notes of all series that remain subject to the guaranteed delivery procedures.

CMLP expects to accept for payment all notes validly tendered and not validly withdrawn as of the expiration time of the tender offers, and CMLP expects to make payment for these notes later today. Settlement for any notes delivered in accordance with the guaranteed delivery procedures and accepted for payment will be made on March 16, 2017.

Proceeds from the issuance of CMLP’s $500 million of 5.75% senior notes due 2025, which is also expected to close today, will be applied to the settlement of the tender offers.

J.P. Morgan Securities LLC acted as the exclusive Dealer Manager in connection with the tender offers. Questions regarding the terms of the offers may be directed to J.P. Morgan Securities LLC by calling (212) 834-4811 (collect) or (866) 834-4666 (toll-free).

D.F. King & Co., Inc. served as the Tender Agent and Information Agent for the offers.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indentures governing the notes.

Forward-Looking Statement

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

Vice President, Investor Relations

josh.wannarka@crestwoodlp.com

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